CREDIT AGREEMENT

                                    BETWEEN

                              CONTRAN CORPORATION
                                  AS BORROWER

                                      AND

                                  VALHI, INC.
                                   AS LENDER
                                CREDIT AGREEMENT

THIS CREDIT AGREEMENT is effective as of the Effective Date and is made between CONTRAN CORPORATION, a Delaware corporation ("Borrower"), and VALHI, INC., a Delaware corporation ("Lender"). Capitalized terms, unless otherwise expressly provided herein, are defined in Section 6.1.

                                    RECITALS

     A. Subject to the terms and conditions of this Agreement, Borrower has requested, and Lender has agreed to extend a loan to Borrower (the "Loan") in the amount of up to ONE HUNDRED TWENTY MILLION AND NO ONE-HUNDREDTHS UNITED STATES DOLLARS (U.S. $120,000,000.00).

     B. This Agreement contains various covenants of Borrower and other provisions relating to the payment of related costs and expenses. Lender's obligation to disburse the Loan shall be governed by the terms and conditions contained in this Agreement.

                                   AGREEMENT

SECTION 1.  AMOUNT AND TERMS.

     1.1.  Commitment.

          (a) On the terms and subject to the conditions of this Agreement, Borrower may from time to time on or after the Effective Date but before the Maturity Date request Revolving Credit Advances under the credit facility provided by this Agreement, in an aggregate amount of principal outstanding not to exceed the Revolving Credit Commitment. The Loan shall be made by deposit into the Borrower's principal operating account of immediately available funds.

          (b) Each Revolving Credit Advance or Payment shall be in a minimum amount of $100,000.00 or an integral multiple thereof. Borrower may make Revolving Credit Payments without prepayment penalties.

          (c) Each Revolving Credit Advance shall be made on notice, given not later than 1:00 p.m. (New York City time) on the second (2nd) Business Day prior to the date of the proposed Revolving Credit Advance, in accordance with Section 6.19. Each such notice of a request for a Revolving Credit Advance shall specify the date and the amount of such advance.

     1.2. Interest. Each Revolving Credit Advance shall bear interest on the unpaid principal amount thereof until payment in full at a rate equal to the Prime Rate. Any change in the interest rate accruing on the Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change shall occur. Interest for each Revolving Credit Advance shall be calculated on the basis of a 365-day year or 366-day year, as applicable, all rates calculated for the actual number of days elapsed. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     1.3. Promissory Note. The Loan shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A to this Agreement (the "Note").

     1.4.  Limitations on and Continuance of Interest Rate.

          (a) Notwithstanding any of the other provisions of the Loan Documents, nothing contained in the Loan Documents shall require the Borrower to pay interest (including fees, charges, expenses or any other amounts that, under applicable law, are deemed interest) for the account of Lender or the holder of the Note at a rate exceeding the Maximum Lawful Rate.

          (b) If the amount of any interest (including fees, charges or expenses or any other amounts that, under applicable law, are deemed interest) contracted for, charged or received by or for the account of Lender or the holder of the Note (the "Contract Rate") would exceed the Maximum Lawful Rate, then, ipso facto, the amount of such interest payable for the account of Lender or the holder of the Note in respect of such interest computation period shall be automatically reduced to such Maximum Lawful Rate, and if, from any such circumstance, Lender or the holder of the Note shall ever receive interest or anything that might be deemed interest under applicable law that would exceed the Maximum Lawful Rate, such amount that would be excessive shall be applied to the reduction of the principal amount owing on account of the Note or the amounts owing on other Obligations of the Borrower to Lender or the holder of the Note under any document executed in connection herewith and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Note and the amounts owing on other Obligations of the Borrower to Lender or the holder of the Note under any document executed in connection herewith, as the case may be, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to Lender or the holder of the Note for the use, forbearance or detention of the Indebtedness of the Borrower to Lender or the holder of the Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such Indebtedness shall not exceed the Maximum Lawful Rate.

          (c) If at any time the Contract Rate is limited to the Maximum Lawful Rate, any subsequent reductions in the Contract Rate shall not reduce the rate of interest on the Loan below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if the Contract Rate had at all times been in effect. In the event that, upon demand or acceleration of the Note or at final payment of the Note, the total amount of interest paid or accrued on the Note is less than the amount of interest that would have accrued if the Contract Rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, in addition to the principal and any other amounts Borrower owes Lender under the Loan Documents, the Borrower shall pay to the holder of the Note an amount equal to the difference between: (i) the lesser of the amount of interest that would have accrued if the Contract Rate had at all times been in effect or the amount of interest that would have accrued if the Maximum Lawful Rate had at all times been in effect; and (ii) the amount of interest actually paid on such Note.

     1.5.  Payments; Optional Prepayments.

          (a) Interest accrued on the unpaid principal amount of the Loan shall be due and payable on the last Business Day of each calendar quarter and on the Maturity Date until the Loan is repaid in full.

          (b) The principal amount of the Note and all accrued and unpaid interest shall be due and payable on August 10, 1998 (the "Maturity Date"). Any principal amounts prepaid by the Borrower may be reborrowed at anytime upon notice prior to the Maturity Date up to the then current Revolving Credit Commitment subject to the conditions precedent in Section 2.

     1.6. Form of Payments. All payments (including prepayments) on account of principal and interest shall be made in United States dollars and immediately
available funds.   If any payment is scheduled to become due and payable on a day that is not a Business Day, such payment shall instead become due and payable on the immediately following Business Day and such extension of time shall be included in the computation of interest under the Loan Documents.

     1.7.  Use of Proceeds.  The proceeds of this Loan shall be used by the
Borrower: (i) to redeem shares of the Borrower's outstanding stock pursuant to a settlement agreement arising from that certain civil action styled In re: The Harold C. Simmons Family Trust No. 1 (No. 96-306-P) pending in the Probate Court of Dallas County, Texas (the "Settlement Agreement") and (ii) for other general corporate purposes of the Borrower.

     1.8. Limitation on Indebtedness. The Borrower covenants and agrees that so long as the Note remains unpaid or any of the Borrower's Obligations remain unsatisfied under the Loan Documents, the Borrower will not incur, create, assume, suffer to exist or in any manner become or be liable in respect of any Indebtedness, liabilities or obligations, except for Permitted Indebtedness.

     1.9. Limitation on Liens. The Borrower covenants and agrees that so long as the Note remains unpaid or any of the Borrower's Obligations remain unsatisfied under the Loan Documents, the Borrower shall not create, assume, incur or suffer to exist any Lien on or with respect to any of its property or assets, whether now owned or hereafter acquired, or assign or otherwise convey any right of the Borrower to receive income, except that the Borrower may create, assume, incur or suffer to exist Permitted Liens.

     1.10. Other Limitations. The Borrower covenants and agrees during the term of this Agreement:

          (a) to preserve, renew and keep in full force and effect its corporate existence and rights with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted;

          (b) to continue to conduct and operate its business and financial affairs substantially as such affairs have been conducted and operated;

          (c) to maintain, preserve and protect and keep all of its assets material to the operation of its business in good condition, reasonable wear and tear excepted;

          (d) to pay and perform when due all material debts and obligations owed to all third persons, specifically including, but not limited to, its obligations under any "employee pension benefit plans" or "employee benefit plans" (as those terms are defined by Section 3 of the Employee Retirement Income Security Act of 1974, as amended) to which such person is a party or sponsor in any material respect or any other material agreement, instrument, undertaking, or other contract to which such person is a party or by which its property is bound;

          (e) not to (i) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with the Borrower unless Borrower is the surviving corporation or the surviving entity assumes the Obligations, (ii) sell, assign, lease or transfer (whether in one transaction or a series of transactions) to any Person all or substantially all of the Borrower's assets unless such Person assumes the Obligations, (iii) wind up, liquidate or dissolve or (iv) agree to do any of the foregoing;

          (f) to pay and discharge all taxes, assessments and governmental and other charges and claims levied or imposed on or that, if unpaid when due, might become a Lien upon its assets, earnings or business; except such taxes as are being contested in good faith and against which adequate reserves have been provided in accordance with GAAP;

          (g) (i) to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, except where failure to maintain any such insurance could not reasonably be expected to cause a material adverse effect on the financial condition or operations of the Borrower taken as a whole and (ii) to maintain such other insurance as may be required by law; provided that the Borrower may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control;

          (h) The Borrower will comply at all times in all material respects with all statutory laws, regulations, and orders that are applicable to it and its property;

          (i)  to furnish to Lender:

               (i) as soon as possible and in any event within three (3) Business Days after the occurrence of each Default known to the Borrower, a statement of an authorized officer of the Borrower setting forth the details of such Default and the actions that the Borrower has taken and proposes to take with respect thereto;

               (ii) as soon as available and in any event not later than 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the unaudited consolidated financial statements of the Borrower as of the end of such quarter, duly certified with respect to such consolidated financial statements by an authorized financial officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of such officer (A) stating that he or she has no knowledge that a Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto; and (B) stating that the representations of the Borrower in Section 3.1 of this Agreement are true and correct as of the date of such certificate;

               (iii) as soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, a copy of the annual audited consolidated financial statements of the Borrower, certified by an unqualified opinion of Coopers & Lybrand, L.L.P., or other independent certified public accountants of equivalent national stature, together with a certificate of an authorized financial officer of the Borrower (A) stating that he or she has no knowledge that a Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;
          (B) stating that the representations and warranties of the Borrower in
          Section 3.1 of this Agreement are true and correct as of the date of such certificate;

               (iv) as soon as possible and in any event within three (3) days after the occurrence giving rise to the notice, notice of any litigation or any other development that reasonably could have a material adverse effect on the financial condition or operations of the Borrower taken as a whole or on its ability to repay the Loan; and

               (v) such other information respecting the business or properties, or the condition or operations, financial or otherwise, of the Borrower or any of its subsidiaries as Lender may from time to time reasonably request;

          (j)  to maintain financial records in accordance with GAAP;

          (k) from time to time upon reasonable notice or after an Event of Default has occurred, to permit any Persons designated by the Lender to visit, audit, and inspect any of the properties of the Borrower, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants with respect to any matters concerning or relating to this Agreement or the transactions contemplated herein, all upon reasonable notice during normal business hours and as often as may be reasonably requested while such Default exists and all reasonable costs and expenses incurred by the Lender in connection therewith shall be borne by the Borrower; and

          (l) to pay to Lender on demand all reasonable out-of-pocket costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Loan, the Loan Documents and all other documents related hereto or thereto, including reasonable outside attorney's fees.

     1.11. Fees. Borrower shall pay to Lender a commitment fee in the amount of 1/2% per annum on the average daily unused and available Revolving Credit Commitment, payable quarterly in arrears on the last Business Day of each calendar quarter (the "Commitment Fee").

     1.12.  Prepayments.   The Loan may be prepaid at any time, without penalty,
upon Borrower's election, subject to the provisions of Section 1.1(b).

     1.13. Termination or Reduction of Revolving Credit Commitment. The Borrower may at any time terminate or reduce the unused amount of the Revolving Credit Commitment, upon three days written notice to the Lender, in integral multiples of $1.0 million; provided, however, that any such termination or reduction shall be permanent, and the Borrower shall not be entitled to reinstate or increase the amount of the Revolving Credit Commitment. If terminated, the Borrower shall pay Lender the prorated Commitment Fee on the effectiveness of the termination. If reduced, Borrower shall pay Lender the prorated Commitment Fee on the reduced portion of the Revolving Credit Commitment upon the effectiveness of the reduction.

SECTION 2.  CONDITIONS PRECEDENT.

The obligation of Lender to make any disbursement of the Loan shall be subject to the fulfillment of the following conditions precedent in a manner reasonably satisfactory to Lender.

          (a) Lender shall have received the Loan Documents to which Borrower is a party, each executed by Borrower.

          (b) Lender shall have received all certificates evidencing the Pledged Interests (as defined in the Pledge Agreement) and related stock powers in favor of the Lender, duly executed on behalf of the Borrower.

          (c) The Settlement Agreement shall have been fully executed by all of the parties thereto and delivered.

          (d)  The Terminated Credit Agreement shall have been terminated.

          (e) Borrower shall have received all consents, approvals and waivers referred to in Sections 3.1(c), (d) and (e).

          (f) The representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects on the Effective Date and on and as of the date of the making of each Revolving Credit Advance and the request for and acceptance of each Revolving Credit Advance shall be deemed to be a representation by Borrower as to the foregoing.

          (g) The Borrower shall have complied in all material respects with all of the terms and conditions of the Loan Documents to be performed or observed by it.

          (h) No Default or Event of Default shall be in existence or shall exist after giving effect to the execution of this Agreement or the disbursement of the Loan.

          (i) All authorizing proceedings of the Borrower and all Loan Documents shall be reasonably satisfactory in form and substance to Lender.

          (j) After the Effective Date there shall not have occurred a material adverse effect on the financial condition or operations of the Borrower taken as a whole or on its ability to repay the Loan.

SECTION 3.  REPRESENTATIONS AND WARRANTIES.

     3.1. Representations and Warranties of the Borrower. In order to induce Lender to enter into the Loan Documents to which it is a party and to make the Loan, the Borrower represents and warrants on the Effective Date and on the date of each subsequent Revolving Credit Advance to the following.

          (a) Existence, Power and Authority. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware with full power and authority to carry on its business as presently conducted and as proposed to be conducted by it and to own or hold under lease its properties. The Borrower has full power and authority to execute and deliver the Loan Documents to which it is a party and to perform its obligations and carry out the transactions so contemplated.

          (b) Borrower Authorization; Enforceable Obligations. The Loan Documents to which the Borrower is a party have been duly authorized, executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms (except to the extent that enforcement may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws now or subsequently in effect, which may affect the enforceability of creditors' rights generally, or by general equitable principles).

          (c) No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings by the Borrower hereunder, the use of proceeds thereof and the grant of security interests in the Pledged Collateral (i) are not and will not be in violation of the Borrower's charter or bylaws as they exist at such time; (ii) are not and will not be in violation of or conflict with any valid law or governmental rule or regulation, judgment, writ, order, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority applicable to the Borrower; or (iii) are not and will not conflict or be inconsistent with, or result in any breach of, any of the terms, covenants, conditions or provisions of or constitute a default under any material indenture, mortgage, contract, deed of trust, debenture, agreement or other undertaking or instrument to which the Borrower is a party or by which any of its material assets may be bound or affected; except where the violation, conflict, inconsistency, breach or default would not have a material adverse effect on the financial condition or operations of the Borrower taken as a whole or on its ability to repay the Loan. The execution, delivery and performance of the Loan Documents do not and will not result in the creation or imposition of any material Lien on the Borrower's assets pursuant to the provisions of any such indenture, mortgage, contract, deed of trust, debenture, agreement or other undertaking or instrument (other than the security interest on the Pledged Collateral granted by Borrower pursuant to Section 4 of this Agreement).

          (d) No Debt Restrictions. No material note, bond, debenture, indenture, mortgage, contract, deed of trust, agreement or other undertaking or instrument to which the Borrower is subject contains any restriction on the incurrence by the Borrower of Indebtedness under the Loan Documents, except such restrictions as have been waived in writing (copies of which shall be furnished to Lender).

          (e) No Consents. No material permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance of the Loan Documents.

          (f) Financial Condition. The annual and interim financial statements of the Borrower furnished to the Lender present fairly the financial position of Borrower as of the date of such financial statements and the results of the operations and changes in financial position for the annual and interim periods then ending.

          (g) Litigation. There are no actions, suits or proceedings pending against the Borrower at law, in equity or in admiralty or by or before any governmental authority, and, to the best knowledge of the Borrower, there are no actions, suits or proceedings threatened against the Borrower, except for such actions, suits or proceedings that could not reasonably be expected to cause a material adverse effect on the financial condition or operations of the Borrower taken as a whole.

          (h) Title to Collateral; Liens. The Borrower has good and indefeasible title to all Pledged Collateral. Except for Permitted Liens, all of the Pledged Collateral is free and clear of any and all Liens.

          (i) Tax Returns. Except as previously disclosed to the Lender and except in connection with taxes being diligently contested in good faith and for which reserves in accordance with GAAP are maintained, the Borrower has filed or caused to be filed all tax returns (or extensions) that it was required to file, paid and discharged or caused to be paid and discharged all taxes as shown on such returns (or extensions) or on any assessment received by it to the extent that such taxes have become due, and does not know of any actual or proposed assessments for additional governmental or other taxes for any fiscal period. The charges, accruals and reserves on its respective books with respect to governmental and other taxes for all fiscal periods are adequate.

          (j) Compliance with Law. The Borrower is in compliance in all material respects with all statutory laws, regulations, and orders that are applicable to it and its property specifically including, but not limited to, environmental laws.

          (k) Hazardous Material. To the best knowledge of the Borrower, there is no hazardous material being released, and no hazardous material has been released, from or at any real property owned or operated by the Borrower the liability for which could reasonably be expected to cause a material adverse effect on the financial condition or operations of the Borrower taken as a whole, except as disclosed to the Lender.

          (l) No Material Adverse Change. There has been no material adverse change in the business operations, financial position or cash flows of the Borrower since the date of the latest financial statements provided to the Lender.

          (m) Not an Investment Company. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (n) Use of Proceeds. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System. No proceeds of any Revolving Credit Advance will be used to purchase or carry any margin stock in violation of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

          (o) Solvency. The Borrower is solvent and is not the subject of any insolvency proceedings and the Borrower has capital that is reasonably adequate to conduct its business in the manner in which it intends to conduct such business.

          (p) No Misleading Statements. The representations of the Borrower in this Agreement or in any exhibit, annex, schedule, list or other document delivered to Lender in connection with the transactions contemplated by the Loan Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading.

     3.2. Representations and Warranties of Lender. Lender hereby represents and warrants on the Effective Date to the following.

          (a) Existence, Power and Authority. Lender is a corporation duly incorporated and validly existing, in good standing, under the laws of Delaware with full power, authority and legal right to execute and deliver the Loan Documents to which Lender is a party and to carry out the transactions so contemplated.

          (b) Lender Authorization; Enforceable Obligations. The Loan Documents to which the Lender is a party have been duly authorized, executed and delivered by the Lender and constitute legal, valid and binding obligations of the Lender, enforceable against the Lender in accordance with their respective terms (except to the extent that enforcement may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws now or subsequently in effect, which may affect the enforceability of creditors' rights generally, or by general equitable principles).

          (c) No Legal Bar. The execution, delivery and performance of the Loan Documents and the making of the Loan by Lender (i) are not and will not be in violation of the Lender's charter or bylaws as they exist at such time; (ii) are not and will not be in violation of or conflict with any valid law or governmental rule or regulation, judgment, writ, order, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority applicable to the Lender; or (iii) are not and will not conflict or be inconsistent with, or result in any breach of, any of the terms, covenants, conditions or provisions of or constitute a default under any material indenture, mortgage, contract, deed of trust, debenture, agreement or other undertaking or instrument to which the Lender is a party or by which any of its material assets may be bound or affected; except where the violation, conflict, inconsistency, breach or default would not have a material adverse effect on the financial condition or operations of the Lender taken as a whole or the ability of Lender to make the Loan.

          (d) No Consents. No material authorization or approval of any public regulatory body is required in connection with the execution, delivery or performance by Lender of the Loan Documents to which it is a party.

SECTION 4.  GRANT OF SECURITY INTEREST.

4.1. Grant of Security Interest. To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a Lien upon, and a right of set off against, and hereby assigns to Lender as security, the Pledged Collateral as more fully described in the Borrower Pledge.
SECTION 5.  EVENTS OF DEFAULT.

     5.1. Events of Default. For the purposes of this Agreement, an event of default (an ("Event of Default") will be deemed to have occurred if:

          (a) the Borrower fails pay principal when due (whether at maturity, by acceleration or otherwise) on the Note or Borrower fails to pay interest, any fee or any other amount on the Loan Documents and such default continues for a period of three (3) Business Days after any such payment becomes due and payable (a "Monetary Default");

          (b) the Borrower breaches or otherwise fails to perform or observe the covenants set forth in Section 1.8 or 1.9, and such breach or failure to perform shall continue for a period of 5 days after notice thereof shall have been given to the Borrower by Lender (a "Section 1.8 or 1.9 Default");

          (c) the Borrower breaches or otherwise fails to perform or observe any other provision contained in the Loan Documents (other than a Monetary Default or a Section 1.8 or 1.9 Default), and such breach or failure to perform shall continue for a period of 30 days after notice thereof shall have been given to the Borrower by Lender;

          (d) any representation or warranty of Borrower or information furnished by Borrower in the Loan Documents is false or misleading in any material respect on the date made or furnished;

          (e) The Lien created by the Pledge Agreement shall at any time not constitute a valid and perfected Lien (other than by fault of the Lender) free and clear of all other Liens, or the enforceability of the Pledge Agreement shall be contested by the Borrower;

          (f) the Borrower makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Borrower bankrupt or insolvent; or an order for relief with respect to the Borrower is entered under the United States Bankruptcy Code, or the Borrower petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Borrower or of any substantial part of the assets of the Borrower, or commences any proceedings relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Borrower and either (i) the Borrower by any act indicates its approval thereof, consent thereto or acquiescence therein or
     (ii) such petition, application or proceeding is not dismissed within 60 days;

          (g) a final judgment for the payment of money in excess of $10.0 million in the aggregate shall be rendered against the Borrower and, within ten days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within ten days after the expiration of any such stay, such judgment is not discharged; or

          (h) any person or group of persons, other than the current holders or their beneficiary successors, hereafter directly or indirectly acquires control of the Borrower and such change in control continues for 60 days.

     5.2.  Optional Acceleration of Maturity.  Except as provided in
Section 5.3, upon the occurrence and during the continuance of an Event of Default, Lender shall have the right by notice to the Borrower to (i) terminate the Revolving Credit Commitment and (ii) accelerate the maturity of the Note and all Obligations of the Borrower under the Loan Documents, and, at the option of the Lender, to declare such Obligations due and payable forthwith, and all such Obligations shall thereafter be due and payable in full by the Borrower to the Lender, without presentment, demand, protest, notice of intent to accelerate, or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

     5.3. Automatic Acceleration of Maturity. Upon the occurrence of any of the Events of Default specified in Section 5.1(f) with respect to the Borrower, the Revolving Credit Commitment shall automatically and immediately terminate, and all Obligations of the Borrower under the Loan Documents shall be automatically and immediately due and payable in full, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

     5.4. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may proceed to protect and enforce rights by suit in equity or action at law, whether for the specific performance of any term contained in this Agreement, the Note, or any other Loan Document, or for an injunction against any breach of any such term or in aid of the exercise of any power granted in this Agreement, the Note, or any other Loan Document, or may proceed to enforce the payment of the Note, to foreclose on any or all of the Pledged Collateral or to enforce any other legal or equitable right, or may take any one or more of such actions. No right, power or remedy of the Lender conferred in the Loan Documents, or now or hereafter existing at law, in equity or admiralty, by statute or otherwise, shall be exclusive, and each such right, power or remedy shall, to the full extent permitted by law, be cumulative and in addition to every other such right, power or remedy.

     5.5. Post Default Interest. After the occurrence of any one or more of the Events of Default or after five (5) Business Days after demand by Lender for payment of the Note or any amounts owed under the Loan Documents, which amounts are past due, interest shall accrue on the amounts the Borrower owes Lender at the Prime Rate plus 2% per annum.

     5.6. Offset. Without limiting the generality of the foregoing, the Borrower expressly grants to Lender the right to offset the obligations of the Lender to Borrower against the Obligations without notice or demand upon the occurrence and continuance of a Default.

SECTION 6.  GENERAL PROVISIONS.

     6.1. Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below.

     "Agreement" shall mean this Credit Agreement between the Borrower and the Lender.

     "Borrower" has the meaning set forth in the preface to this Agreement.

"Borrower Pledge" shall mean a pledge agreement in the form of Exhibit B attached to this Agreement, executed by Borrower in favor of the Lender.

     "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday in Dallas, Texas or a day on which commercial banks are authorized or required by law to close in Dallas, Texas.

     "Capital Stock" of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Chapter 15" has the meaning set forth in Section 6.10.

     "Commitment Fee" has the meaning set forth in Section 1.11.

     "Contract Rate" has the meaning set forth in Section 1.4(b).

     "Default" shall mean an Event of Default or an event that, with notice or lapse of time, or both, would become an Event of Default.

     "Disqualified Stock" shall mean, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Maturity Date.

     "Effective Date" shall mean the date that the Terminated Credit Agreement terminates.

     "Event of Default" has the meaning set forth in Section 5.1.

     "Existing Indebtedness" shall mean Indebtedness outstanding or otherwise available to the Borrower on the Effective Date and described in Schedule 6.1-Existing Indebtedness, but in no event shall Existing Indebtedness include the Terminated Credit Agreement.

     "GAAP" shall mean accounting principles generally accepted in the United States as in effect from time to time.

     "Indebtedness" shall mean, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all capital lease obligations of such Person that are properly shown as a liability of such Person under GAAP; (d) all Indebtedness of others secured by a Lien on any properties of such Person or guaranteed by such Person; (e) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers' acceptances or similar instruments and (f) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding, in each case, any accrued dividends).

     "Lender" has the meaning set forth in the preface to this Agreement.

     "Lien" shall mean, with respect to any real or personal property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property. For purposes of this Agreement, the Borrower shall be deemed to own subject to a Lien any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such property.

     "Loan" has the meaning set forth in Recital A.

     "Loan Documents" shall mean this Agreement, the Note, the Borrower Pledge and all other agreements, instruments or documents executed or contemplated to be executed in connection with this Agreement, the Note or the Borrower Pledge.

     "Maturity Date" has the meaning set forth in Section 1.5(b).

     "Maximum Lawful Rate" shall mean the maximum rate of interest from time to time permitted under federal or state laws now or hereafter applicable to the Loan, in any case after taking into account, to the extent required by applicable law, any and all relevant payments, charges, and calculations.

     "Monetary Default" has the meaning set forth in Section 5.1(a).

     "Note" has the meaning set forth in Section 1.3.

     "Obligations" shall mean any and all Revolving Credit Advances and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by Borrower to Lender, including principal, interest (including post-default interest), charges, fees, costs and expenses, however evidenced, whether arising under the Loan Documents or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts that would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

     "Permitted Indebtedness" shall mean (i) Indebtedness evidenced by the Loan Documents, (ii) Indebtedness incurred pursuant to the Settlement Agreement,
(iii) Existing Indebtedness, (iv) any Permitted Refinancing Indebtedness, (v) Indebtedness owing to Subsidiaries and affiliates of the Borrower if such Indebtedness is not secured by any Lien on the property or assets of the Borrower and (vi) any other Indebtedness that does not exceed in the aggregate $10.0 million at any one time outstanding.

     "Permitted Liens" shall mean Liens against property or assets of the
Borrower:

          (a)  securing the Obligations;

          (b) for taxes, assessments or governmental charges or levies on property of the Borrower if the same shall not at any time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP, consistently applied, have been provided on the books of the Borrower;

          (c) imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business and securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

          (d) arising in the ordinary course of business out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation;

          (e) securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases (other than capital leases), statutory obligations, surety and appeal bonds, Liens to secure progress or partial payments made to the Borrower and other Liens of like nature made or incurred in the ordinary course of business;

          (f) existing on property (other than common stock or other securities) acquired by the Borrower in the ordinary course of business prior to the Borrower's acquisition of such property;

          (g) encumbering property of the Borrower (other than stock) that does not materially interfere with the use or value of such property or that are otherwise material in relation to the value of such property or in relation to the business, operations and financial condition of the Borrower;

          (h)  securing Indebtedness incurred pursuant to the Settlement
     Agreement;

          (i)  securing any Existing Indebtedness;

          (j)  securing any Permitted Refinancing Indebtedness; or

          (k) arising (other than those referred to in (a) through (i) above) in the ordinary course of business with respect to any obligations of the Borrower that do not exceed in the aggregate $10.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" shall mean any, refunding, extension, amendment, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Existing Indebtedness; provided, however, that (x) such Indebtedness has a final stated maturity or redemption date no earlier that the Indebtedness being refinanced,
(y) any Lien created by such Indebtedness shall be limited to all or part of the same property that secured the Existing Indebtedness being refunded, extended, renewed or replaced (plus improvements on such property) and (z) the Indebtedness is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of such Existing Indebtedness and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     "Person" shall mean any individual, corporation, limited liability or other company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

     "Pledged Collateral" has the meaning set forth in the Borrower Pledge

     "Preferred Stock," as applied to the Capital Stock of any corporation, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Prime Rate" means a fluctuating interest rate per annum as shall be in effect from time to time that at all times is equal to the base rate on corporate loans as reported as the Prime Rate in the Money Rates column of The Wall Street Journal.

     "Revolving Credit Advance" means an advance made to the Borrower pursuant to Section 1.1.

     "Revolving Credit Commitment" means during the term of this Agreement the commitment to make available in an aggregate amount of principal outstanding at any one time of Revolving Credit Advances up to the lower of $120,000,000.00 or such reduced amount as Borrower has set pursuant to Section 1.13.

     "Revolving Credit Payment" means a repayment made to Lender pursuant to
Section 1.1.

     "Section 1.8 or 1.9 Default" has the meaning set forth in Section 5.1(b).

     "Settlement Agreement" has the meaning set forth in Section 1.7.

     "Subsidiary" shall mean any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Borrower, (ii) the Borrower and one or more of Borrower's Subsidiaries or (iii) one or more of Borrower's Subsidiaries.

     "Terminated Credit Agreement" shall mean the credit agreement listed on
Schedule 6.1-Terminated Credit Agreement and all Liens against the property or assets of Borrower created by such credit agreement or documents related to such credit agreement.

     6.2. Limitation of Liability. Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by the Loan Documents, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of the Loan Documents.

     6.3. Indemnity. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses ("Indemnified Amounts") imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of the Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated by such or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable out-of-pocket fees and expenses of counsel, unless the Indemnified Amounts proximately result from the gross negligence or willful misconduct of Lender or the intentional breach by Lender of any obligation of Lender under the Loan Documents. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of the Loan Documents.

     6.4. Authority of Lender. Lender shall have and be entitled to exercise all powers under the Loan Documents that are specifically granted to Lender by the terms thereof, together with such powers as are reasonably incident thereto. Lender may perform any of its duties hereunder or in connection with the Loan Documents or the Pledged Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Neither Lender nor any director, officer, employee, attorney or agent of Lender shall be liable to Borrower for any action taken or omitted to be taken by it or them under the Loan Documents, except for its or their own gross negligence or willful misconduct, nor shall Lender be responsible for the validity, effectiveness or sufficiency of the Loan Documents or any security furnished pursuant thereto. Lender and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document reasonably believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons.

     6.5. Amendments and Waivers. None of the Loan Documents nor any provision thereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy that Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

     6.6. Cumulative Remedies. The rights and remedies provided in the Loan Documents are cumulative and not exclusive of any rights or remedies provided by law.

     6.7. Survival of Provisions. All representations, warranties and covenants made in the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loan. Such representations, warranties and covenants shall terminate only upon the full and final payment and performance by the Borrower of the Obligations and termination of this Agreement and the Note.

     6.8. Term of Agreement. This Agreement shall continue until the Note has been paid in full or discharged in accordance with the terms of this Agreement and until all Obligations of the Borrower under the Loan Documents shall have been fully satisfied.

     6.9. Reinstatement. To the extent permitted by law, the Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by Lender, in respect of the Obligations is rescinded or must otherwise be restored or returned by Lender, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or upon the appointment of any receiver, intervenor, conservator, trustee or similar official for Borrower or any substantial part of its assets, or otherwise, all as though such payments had not been made.

     6.10. Governing Law. The validity, interpretation and enforcement of the Loan Documents and any dispute arising out of the relationship between the parties thereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the state of Texas (without giving effect to principles of conflicts of law). Pursuant to Article 15.10(b) of Chapter 15 ("Chapter 15") of the Texas Credit Code, the parties hereto expressly agree that Chapter 15 shall not apply to the Loan Documents or to any advance, nor shall the Loan Documents or any Revolving Credit Advance be governed by or be subject to the provisions of Chapter 15 in any manner whatsoever.

     6.11. Choice of Forum. Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the state of Texas located in Dallas, Texas and the United States District Court for the Northern District of Texas and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under the Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto with respect to the Loan Documents or the transactions related thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction that Lender deems necessary or appropriate in order to realize on the Pledged Collateral or to otherwise enforce its rights against Borrower or its property).

     6.12. Successors and Assigns. Loan Documents shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and permitted assigns, except that Borrower may not assign its rights under this Agreement without the prior written consent of Lender. Lender may assign its rights and delegate its obligations under the Loan Documents to another Person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

     6.13. No Third-Party Rights. The Loan Documents are not intended to and shall not be construed to create any rights in or confer any benefits on any persons other than the parties thereto and their respective successors and permitted assigns.

     6.14. Complete Agreement. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

     6.15. Partial Invalidity. If any provision of the Loan Documents is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate the Loan Documents as a whole, but the Loan Documents shall be construed as though they did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     6.16. Interpretation of Agreement. Time is of the essence in each provision of the Loan Documents of which time is an element. All terms not defined herein or in the Loan Documents shall have the meaning set forth in the applicable Uniform Commercial Code, except where the context otherwise requires. Acceptance of or acquiescence in a course of performance rendered under the Loan Documents shall not be relevant in determining the meaning of the Loan Documents even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

     6.17. Conflicts. The terms and conditions of the Loan Documents are intended to complement and supplement each other and are to be construed so as to be consistent and complimentary. In the event that a conflict of terms cannot be reconciled, the terms and conditions of this Agreement will govern over any conflicting terms or conditions in any other Loan Document.

     6.18. Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Pledged Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Pledged Collateral and the Loan Documents, except such as are expressly provided for in the Loan Documents. No notice to or demand on Borrower that Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

     6.19. Notices. All notices, demands or other communications to be given or delivered under or by reason of this Agreement shall be in writing (including telecopy, telegraphic, telex or cable communications) and mailed, telecopied, telegraphed, telexed, cabled or delivered:

If to the Borrower, at:

Contran Corporation
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas   75240-2697
Tel: (972) 233-1700
Fax: (972) 239-0142
Attn:     Steven L. Watson
Vice President and Secretary

If to Lender, at:

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas   75240-2697
Tel: (972) 233-1700
Fax: (972) 239-0142
Attn:     Bobby D. O'Brien
Vice President and Treasurer

or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. All such notices and communications shall (i) if mailed, be effective five (5) days after deposit in the mail, (ii) if telecopied, be effective when transmission is completed and confirmed, (iii) if delivered by a reputable overnight courier under agreement to deliver the next day, be effective the next day if delivery is confirmed and (iv) otherwise when received by the recipient.

     6.20. Headings. The headings in the Loan Documents are for purposes of reference only and shall not affect the meaning or construction of any provision of the Loan Documents.

     6.21. Counterparts. This Agreement may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the Effective Date.



                                As Borrower:

                                CONTRAN CORPORATION




                                By:
                                ----------------------------
                                Steven L. Watson, Vice President

                                As Lender:

                                VALHI, INC.




                                By:
                                ----------------------------
                                Bobby D. O'Brien, Vice President

                                  SCHEDULE 6.1


I.   Existing Indebtedness:

A. Credit Agreement dated as of November 5, 1997 between Contran Corporation and Societe Generale, Southwest Agency, as amended by the First Amendment Agreement dated as of January 8, 1998 between the same parties.

II.  Terminated Indebtedness:

A. Credit Agreement dated as of November 5, 1997 among Contran Corporation, National City Lines, Inc. and Valhi Group, Inc., as borrowers, and United Sates National Bank of Oregon and Societe Generale, Southwest Agency, as lenders, as such agreement has been amended by (i) an Extension Agreement dated as of November 7, 1997 among the same parties and (ii) a First Amendment to Loan Agreement dated as of January 9, 1998 among the same parties.


                                   EXHIBIT A
                                PROMISSORY NOTE


                            SECURED PROMISSORY NOTE

$120,000,000.00           Dallas, Texas         February __, 1998

FOR VALUE RECEIVED, CONTRAN CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to VALHI, INC., a Delaware corporation ("Lender"), or holder, at the offices of Lender at Three Lincoln Centre, Suite 1700, 5430 LBJ Freeway, Dallas, Texas 120240-2697, or such other place designated by holder, the principal sum of ONE HUNDRED TWENTY MILLION AND NO ONE-HUNDREDTHS DOLLARS ($120,000,000.00) or such lesser amount as shall equal the unpaid principal amount of the loan made by Lender to the Borrower pursuant to the Credit Agreement referred to below (the "Loan"), in lawful money of the United States of America and in immediately available funds, on August __, 1998, or acceleration as provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Loan, at such office, in like money and funds, until the Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount and interest rate of each Revolving Credit Advance Loan made by Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by Lender on its books.

This Note is the Note referred to in the Credit Agreement (as amended, modified and supplemented and in effect from time to time, the "Credit Agreement") effective this date between the Borrower and Lender, and evidences the Loan made by Lender thereunder. Capitalized terms used in this Note and not defined in this Note have the respective meanings assigned to them in the Credit Agreement. The Credit Agreement provides for the Indebtedness evidenced hereby to become due and payable in full upon maturity or upon the occurrence of certain events, and for prepayments of the Loan, upon the terms and conditions specified therein.

If any payment of principal under this Note is not paid when due or any interest, fee or cost under the Loan Documents is not paid three (3) Business Days after such payment, fee or cost is due and this Note is placed in the hands of an attorney for collection, whether or not suit is filed hereon, or if proceedings are had in probate, bankruptcy, receivership, reorganization, arrangement, or other legal proceeds for the collection hereof, the Borrower agrees to pay the holder a reasonable amount of out-of-pocket attorneys' fees incurred by the holder hereof.

The payment obligations of this Note are secured by a security interest in certain collateral pursuant to the terms of a Pledge Agreement effective this date between the Borrower and Lender.

This Note shall be governed by, and construed in accordance with, the laws of the State of Texas.

                                CONTRAN CORPORATION




                                By:
                                ----------------------------
                                Steven L. Watson, Vice President

                                   EXHIBIT B

                               PLEDGE AGREEMENT

     THIS PLEDGE AGREEMENT (this "Agreement") is made and entered into as of February __, 1998, by CONTRAN CORPORATION, a Delaware corporation ("Pledgor"), in favor of VALHI, INC., a Delaware corporation ("Lender").

                                    Recitals

     A. Pledgor is the owner of the outstanding shares (the "Pledged Interests") set forth on Schedule I hereto of its subsidiaries (the "Issuers").

     B. Pledgor has entered into a credit facility with Lender for the purposes described in the Credit Agreement effective as of the date of this Agreement, between Pledgor and Lender (as the same has been or may from time to time be amended, restated, supplemented or otherwise modified, the "Credit Agreement").

     C. Lender has required, as a condition to its entering into the Credit Agreement, that Pledgor (i) pledge to Lender, and grant to Lender a security interest in, the Pledged Collateral (as defined in Section 1) and (ii) execute and deliver this Agreement in order to secure the payment and performance by Pledgor of the Obligations.

     D. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to such terms in the Credit Agreement.

                                   Agreement

     In consideration of the premises and in order to induce Lender to extend credit under the Loan Documents to Pledgor, Pledgor hereby agrees with Lender as follows.

     SECTION 1.  PLEDGE.   Pledgor hereby pledges and collaterally assigns to
Lender, and grants to Lender a continuing first priority and perfected security interest in the following (the "Pledged Collateral"):

          (a) the Pledged Interests and the certificates representing the Pledged Interests, and all products and proceeds of any of the Pledged Interests including, without limitation, all distributions, cash, instruments, subscriptions, warrants and any other rights and options and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests; and

          (b) any other securities or interests that Pledgor is required to pledge to Lender at any time pursuant to the Credit Agreement, the certificates representing such securities, and all products and proceeds of any of such securities, including, without limitation, all distributions, cash, instruments, subscriptions, warrants and any other rights and options and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such securities.

     SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures the payment of all of the Obligations.

     SECTION 3. DELIVERY OF PLEDGED COLLATERAL. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Lender and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Lender.

     SECTION 4. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants with respect to the Pledged Interests as of the date hereof and with respect to the Pledged Interests and any other securities pledged to Lender pursuant to the Credit Agreement as of the date of such later pledge, the following.

          (a) Pledgor is the legal and beneficial owner of the Pledged Collateral, free and clear of any Lien.

          (b) To the knowledge of the Pledgor, the issuers of the Pledged Interests duly authorized the issuance of such Pledged Interests and the Pledged Interests are validly issued, fully paid and nonassessable.

          (c) The pledge and collateral assignment of the Pledged Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in such Pledged Collateral securing the payment of the Obligations for the benefit of Lender.

          (d) On the Effective Date, no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge and collateral assignment by Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor or (ii) for the exercise by Lender of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except such filings of beneficial ownership as may be required by federal securities laws).

          (e) Pledgor has full power and authority to enter into the Loan Documents, has the right to vote all securities that have voting power and are pledged hereunder and to pledge, collaterally assign and grant a security interest in the Pledged Collateral.

          (f) The Loan Documents have been duly authorized, executed and delivered by Pledgor and constitute legal, valid and binding obligations of Pledgor, enforceable against Pledgor in accordance with their respective terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or general principles of equity.

          (g) To the best of Pledgor's knowledge, the Pledged Interests constitute, as of the date hereof, the percentage of the authorized, issued and outstanding share of common stock of the Issuer(s) set forth on
     Schedule I hereto.

          (h) Pledgor's chief executive office is located at the address set forth in Section 15(u).

     SECTION 5. FURTHER ASSURANCES; COVENANTS. Pledgor agrees that at any time and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver, or cause to be executed and delivered, all powers, proxies, assignments, instruments and documents and take all further action, that is reasonably necessary to perfect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral and to carry out the provisions and purposes hereof

     SECTION 6.  VOTING RIGHTS; DISTRIBUTIONS; ETC.

          (a) So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to securities pledged hereunder or any part thereof for any purpose not inconsistent with the terms of this Agreement.

          (b) So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to receive all regular quarterly cash distributions. All other distributions paid or made from time to time with respect to the securities pledged hereunder shall be delivered to the Lender pursuant to Section 3. Upon the occurrence and during the continuance of an Event of Default, all rights of Pledgor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6(a) shall cease, and all such rights shall become vested in Lender, which shall thereupon have the sole right to exercise such voting and other consensual rights. Upon the occurrence and during the continuance of an Event of Default, all distributions payable in respect of all securities pledged hereunder shall be paid directly to Lender and, if received by Pledgor, shall be received in trust for the benefit of Lender, shall be segregated from other funds of Pledgor, and shall be forthwith transferred or paid over to Lender as Pledged Collateral in the same form as so received (with any necessary endorsements) and Pledgor's right to receive such distributions.

     SECTION 7. TRANSFERS AND OTHER LIENS. Pledgor agrees that it will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral without the prior written consent of Lender, (ii) create or permit to exist any Lien or encumbrance upon or with respect to any of the Pledged Collateral, except for the security interest granted under this Agreement or (iii) enter into any agreement or understanding that purports to or may restrict or inhibit Lender's rights or remedies hereunder, including, without limitation, Lender's right to sell or otherwise dispose of the Pledged Collateral.

     SECTION 8. LENDER APPOINTED ATTORNEY-IN-FACT. Pledgor hereby appoints Lender as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Lender's discretion to take any action and to execute any instrument that Lender may deem necessary or advisable to further perfect and protect the security interest granted hereby, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

     SECTION 9. LENDER MAY PERFORM. If Pledgor fails to perform any agreement contained herein, Lender may itself perform, or cause performance of, such agreement, and the reasonable expenses of Lender incurred in connection therewith shall be payable by Pledgor under Section 13.

     SECTION 10. NO ASSUMPTION OF DUTIES; REASONABLE CARE. The rights and powers granted to Lender under this Agreement are being granted in order to preserve and protect Lender's security interest in and to the Pledged Collateral and shall not be interpreted to, and shall not, impose any duties on Lender in connection therewith. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not Lender has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

     SECTION 11. SUBSEQUENT CHANGES AFFECTING PLEDGED COLLATERAL. Pledgor represents to Lender that Pledgor has made its own arrangements for keeping informed of changes or potential changes affecting the Pledged Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of dividends, payments of interest and/or principal, reorganization or other exchanges, tender offers and voting rights), and Pledgor agrees that Lender shall have no responsibility or liability for informing Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto.

     SECTION 12. REMEDIES UPON DEFAULT. In addition to the rights of Lender pursuant to Section 6, if any Event of Default shall have occurred and be continuing, Lender shall, in addition to all other rights given by law or by this Agreement, or otherwise, have all of the rights and remedies with respect to the Pledged Collateral of a secured party under the Uniform Commercial Code ("Code") in effect in the State of Texas at that time and Lender may, without notice and at its option, transfer or register, and Pledgor shall register or cause to be registered upon request therefor by Lender, any securities pledged hereunder or any part thereof on the books of the issuer thereof into the name of Lender or Lender's nominee(s), indicating that such securities are subject to the security interest under the Credit Agreement. In addition, with respect to any Pledged Collateral that shall then be in or shall thereafter come into the possession or custody of Lender, Lender may sell or cause the same to be sold at any broker's board or at any public or private sale, in one or more sales or lots, at such price or prices as Lender may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, all in accordance with the terms and provisions of this Agreement. The purchaser of any or all Pledged Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever. Unless any of the Pledged Collateral threatens to decline speedily in value or is or becomes of a type sold on a recognized market, Lender will give Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Pledged Collateral pursuant to this Agreement conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable. Any requirements of reasonable notice shall be met if such notice is mailed to Pledgor as provided in Section 15(u) below, at least five (5) days before the time of the sale or disposition. Pledgor waives any other requirement of notice, demand or advertisement for sale, to the extent permitted by law.
Lender may, in its own name or in the name of a designee or nominee, buy any of the Pledged Collateral at any public sale and, if permitted by applicable law, at any private sale. All expenses (including court costs and reasonable attorneys' fees, expenses and disbursements) of, or incident to, the enforcement of any of the provisions of this Agreement shall be recoverable from the proceeds of the sale or other disposition of the Pledged Collateral. In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after an Event of Default, Pledgor agrees that upon the occurrence or existence of any Event of Default, Lender may, from time to time, attempt to sell all or any part of the Pledged Collateral pursuant to this Agreement or by means of a private placement, restricting the prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Lender may solicit offers to buy the Pledged Collateral, or any part of it, for cash, from a limited number of investors who might be interested in purchasing the Pledged Collateral, and if Lender solicits such offers from not less than four (4) such investors that are not affiliated with Lender, then the acceptance by Lender of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposition of the Pledged Collateral, and a sale pursuant to this sentence shall be deemed to be a commercially reasonably disposition of the Pledged Collateral.

     SECTION 13. EXPENSES. Pledgor will pay to Lender the amount of any and all reasonable out-of-pocket expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel (including allocated costs of inside counsel), of any investment banking firm, business broker or other selling agent and of any other experts and agents retained by Lender, which Lender may incur in connection with (i) the administration of this Agreement and the Credit Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of Lender hereunder or under the Credit Agreement or (iv) the failure by Pledgor to perform or observe any of the provisions hereof or of the Credit Agreement. All amounts owing under this Section shall be payable upon demand. Any and all amounts payable under or pursuant to this Agreement that are not paid when due shall bear interest (which shall be payable upon demand) at the Prime Rate plus 2% per annum.

     SECTION 14. SECURITY INTEREST ABSOLUTE. All rights of Lender and security interests under this Agreement, and all obligations of Pledgor under this Agreement, shall be absolute and unconditional irrespective of, and unaffected by:

          (a) any lack of validity or enforceability of this Agreement, the Credit Agreement or the Note;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Documents; or

          (c) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Obligations or of this Agreement.

     SECTION 15.  MISCELLANEOUS PROVISIONS.

          (a) Continuing Security Interest. This Agreement shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until the termination of this Agreement pursuant to
     Section 15(b).

          (b) Release; Termination of Agreement. At any time following the termination of the Loan Documents shall upon written request to Lender, be terminated; provided, however, if at any time following any such termination, the Credit Agreement is reinstated, this Agreement shall be automatically reinstated and shall thereafter continue in full force and effect. Upon termination of this Agreement, Lender shall, at the request and expense of Pledgor, reassign and redeliver to Pledgor all of the Pledged Collateral hereunder that has not been sold, disposed of, retained or applied by Lender in accordance with the terms hereof. Such reassignment and redelivery shall be without warranty by or recourse to Lender, except as to the absence of any prior assignments by Lender of its interest in the Pledged Collateral, and shall be at the expense of Pledgor.

          (c) Foreclosure Waiver. Lender and Pledgor waive all rights of notice and hearing of any kind prior to the exercise by Lender of its rights from and after an Event of Default to repossess with judicial process any of the Pledged Collateral not in Pledgor's possession or to replevy, attach or levy upon the Pledged Collateral. Pledgor waives the posting of any bond otherwise required of Lender in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon pledged collateral, to enforce any judgment or other security for the Obligations, to enforce any judgment or other court order entered in favor of such party or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this agreement, or any other agreement or document between Pledgor and any such party.

          (d) Limitation of Liability. Lender shall not have any liability to Pledgor (whether in tort, contract, equity or otherwise) for losses suffered by Pledgor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by the Loan Documents, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of the Loan Documents.

          (e) Indemnity. Pledgor shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses ("Indemnified Amounts") imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of the Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated by such or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable out-of-pocket fees and expenses of counsel, unless the Indemnified Amounts proximately result from the gross negligence or willful misconduct of Lender or the intentional breach by Lender of any obligation of Lender under the Loan Documents. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Pledgor shall pay the maximum portion that it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of the Loan Documents.

          (f) Authority of Lender. Lender shall have and be entitled to exercise all powers under the Loan Documents that are specifically granted to Lender by the terms thereof, together with such powers as are reasonably incident thereto. Lender may perform any of its duties hereunder or in connection with the Loan Documents or the Pledged Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Neither Lender nor any director, officer, employee, attorney or agent of Lender shall be liable to Pledgor for any action taken or omitted to be taken by it or them under the Loan Documents, except for its or their own gross negligence or willful misconduct, nor shall Lender be responsible for the validity, effectiveness or sufficiency of the Loan Documents or any security furnished pursuant thereto. Lender and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document reasonably believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons.

          (g) Amendments and Waivers. None of the Loan Documents nor any provision thereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy that Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

          (h) Cumulative Remedies. The rights and remedies provided in the Loan Documents are cumulative and not exclusive of any rights or remedies provided by law.

          (i) Survival of Provisions. All representations, warranties and covenants made in the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loan. Such representations, warranties and covenants shall terminate only upon the full and final payment and performance by the Pledgor of the Obligations and termination of this Agreement and the Note.

          (j) Term of Agreement. This Agreement shall continue until the Note has been paid in full or discharged in accordance with the terms of this Agreement and until all Obligations of the Pledgor under the Loan Documents shall have been fully satisfied.

          (k) Reinstatement. To the extent permitted by law, the Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by Lender, in respect of the Obligations is rescinded or must otherwise be restored or returned by Lender, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor or upon the appointment of any receiver, intervenor, conservator, trustee or similar official for Pledgor or any substantial part of its assets, or otherwise, all as though such payments had not been made.

          (l) Governing Law. The validity, interpretation and enforcement of the Loan Documents and any dispute arising out of the relationship between the parties thereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the state of Texas (without giving effect to principles of conflicts of law). Pursuant to Article 15.10(b) of Chapter 15 ("Chapter 15") of the Texas Credit Code, the parties hereto expressly agree that Chapter 15 shall not apply to the Loan Documents or to any advance, nor shall the Loan Documents or any Revolving Credit Advance be governed by or be subject to the provisions of Chapter 15 in any manner whatsoever.

          (m) Choice of Forum. Pledgor and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the state of Texas located in Dallas, Texas and the United States District Court for the Northern District of Texas and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under the Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto with respect to the Loan Documents or the transactions related thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Pledgor or its property in the courts of any other jurisdiction that Lender deems necessary or appropriate in order to realize on the Pledged Collateral or to otherwise enforce its rights against Pledgor or its property).

          (n) Successors and Assigns. The Loan Documents shall be binding upon and inure to the benefit of and be enforceable by Lender, Pledgor and their respective successors and permitted assigns, except that Pledgor may not assign its rights under this Agreement without the prior written consent of Lender. Lender may assign its rights and delegate its obligations under the Loan Documents to another Person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

          (o) No Third-Party Rights. The Loan Documents are not intended to and shall not be construed to create any rights in or confer any benefits on any persons other than the parties thereto and their respective successors and permitted assigns.

          (p) Complete Agreement. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

          (q) Partial Invalidity. If any provision of the Loan Documents is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate the Loan Documents as a whole, but the Loan Documents shall be construed as though they did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

          (r) Interpretation of Agreement. Time is of the essence in each provision of the Loan Documents of which time is an element. All terms not defined herein or in the Loan Documents shall have the meaning set forth in the applicable Uniform Commercial Code, except where the context otherwise requires. Acceptance of or acquiescence in a course of performance rendered under the Loan Documents shall not be relevant in determining the meaning of the Loan Documents even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

          (s) Conflicts. The terms and conditions of the Loan Documents are intended to complement and supplement each other and are to be construed so as to be consistent and complimentary. In the event that a conflict of terms cannot be reconciled, the terms and conditions of the Credit Agreement will govern over any conflicting terms or conditions in any other Loan Document.

          (t) Waiver of Notices. Pledgor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Pledged Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Pledged Collateral and the Loan Documents, except such as are expressly provided for in the Loan Documents. No notice to or demand on Pledgor that Lender may elect to give shall entitle Pledgor to any other or further notice or demand in the same, similar or other circumstances.

          (u) Notices. All notices, demands or other communications to be given or delivered under or by reason of this Agreement shall be in writing (including telecopy, telegraphic, telex or cable communications) and mailed, telecopied, telegraphed, telexed, cabled or delivered:

                    If to the Pledgor, at:

                    Contran Corporation
                    Three Lincoln Centre
                    5430 LBJ Freeway, Suite 1700
                    Dallas, Texas   75240-2697
                    Tel: (972) 233-1700
                    Fax: (972) 239-0142
                    Attn:     Steven L. Watson
                              Vice President and Secretary

                    If to Lender, at:

                    Valhi, Inc.
                    Three Lincoln Centre
                    5430 LBJ Freeway, Suite 1700
                    Dallas, Texas   75240-2697
                    Tel: (972) 233-1700
                    Fax: (972) 239-0142
                    Attn:     Bobby D. O'Brien
                              Vice President and Treasurer

     or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. All such notices and communications shall (i) if mailed, be effective five
     (5) days after deposit in the mail, (ii) if telecopied, be effective when transmission is completed and confirmed, (iii) if delivered by a reputable overnight courier under agreement to deliver the next day, be effective the next day if delivery is confirmed and (iv) otherwise when received by the recipient.
          (v) Headings. The headings in the Loan Documents are for purposes of reference only and shall not affect the meaning or construction of any provision of the Loan Documents.

          (w) Counterparts. This Agreement may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, Pledgor and Lender have each caused this Agreement to be duly executed and delivered as of the date first above written.

                            PLEDGOR:

                            CONTRAN CORPORATION
                            a Delaware corporation




                            By:
                                --------------------------------
                                Steven L. Watson, Vice President


                            LENDER:

                            VALHI, INC.
                            a Delaware corporation




                            By:
                                --------------------------------
                                Bobby D. O'Brien, Vice President
                                   SCHEDULE I
                              TO PLEDGE AGREEMENT

                               Pledged Interests

                                     Number
                                       of
                                                Total      Percent
                  Certifi- Certifi-    of       Shares     Stock
                    cate     cate    Common   Pledged of Outstand-
      Issuer        No.      Date     Stock     Issuer      ing
----------------- -------  -------- -------- ----------  --------

National City
Lines, Inc.        NN001             8,566      8,566       85.7%

Dixie Rice
Agricultural
Corporation, Inc.    70                396        396       53.8%

NOA, Inc.            7               4,999      4,999       49.9%

Southwest
Louisiana Land
Company, Inc.       128              5,017
Southwest
Louisiana Land
Company, Inc.       132                 75
Southwest
Louisiana Land
Company, Inc.       137                  6
Southwest
Louisiana Land
Company, Inc.       140                 75
Southwest
Louisiana Land
Company, Inc.       142                 22.5
Southwest
Louisiana Land
Company, Inc.       144                  3
Southwest
Louisiana Land
Company, Inc.       145                 75      5,273.5     88.5%

Valhi, Inc.        AT1828  12/23/92 500,000
Valhi, Inc.        AT3815  03/01/94 500,000
Valhi, Inc.        AT4301  10/17/94 14,258
Valhi, Inc.        AT4302  10/17/94 200,000
Valhi, Inc.        AT4388  12/06/94  4,400
Valhi, Inc.        AT4394  12/07/94  1,000
Valhi, Inc.        AT4421  12/13/94  4,500
Valhi, Inc.        AT4423  12/14/94  1,500
Valhi, Inc.        AT4424  12/14/94  1,900
Valhi, Inc.        AT4434  12/21/94  8,100
Valhi, Inc.        AT4437  12/22/94  7,100
Valhi, Inc.        AT4438  12/22/94 34,700
Valhi, Inc.        AT4450  12/27/94  3,000
Valhi, Inc.        AT4451  12/27/94  6,400
Valhi, Inc.        AT4456  12/28/94  1,000
Valhi, Inc.        AT4457  12/28/94  2,700
Valhi, Inc.        AT4461  12/29/94    400
Valhi, Inc.        AT4464  01/03/95  1,400
Valhi, Inc.        AT4465  01/04/95    100
Valhi, Inc.        AT4469  01/05/95  1,100
Valhi, Inc.        AT4475  01/06/95 10,500
Valhi, Inc.        AT4484  01/12/95  1,400
Valhi, Inc.        AT4491  01/19/95 56,600
Valhi, Inc.        AT4719  04/24/95  5,000
Valhi, Inc.        AT4729  04/26/95  6,000
Valhi, Inc.        AT4903  06/05/95 38,400
Valhi, Inc.        AT4905  06/06/95  2,700
Valhi, Inc.        AT4910  06/07/95  8,000
Valhi, Inc.        AT4911  06/08/95 11,900
Valhi, Inc.        AT4913  06/09/95 80,600
Valhi, Inc.        AT4917  06/13/95  7,500
Valhi, Inc.        AT4921  06/14/95  1,000
Valhi, Inc.        AT5095  06/16/95    800
Valhi, Inc.        AT5221  06/19/95  3,200
Valhi, Inc.        AT5226  06/23/95 22,000
Valhi, Inc.        AT5258  07/05/95  5,100
Valhi, Inc.        AT5268  07/06/95  1,200
Valhi, Inc.        AT5269  07/06/95  3,500
Valhi, Inc.        AT5277  07/07/95  5,600
Valhi, Inc.        AT5282  07/10/95  4,600
Valhi, Inc.        AT5290  07/11/95  5,000
Valhi, Inc.        AT5291  07/11/95    100
Valhi, Inc.        AT5296  07/12/95  2,600
Valhi, Inc.        AT5304  07/14/95 12,800
Valhi, Inc.        AT5332  07/25/95  3,500
Valhi, Inc.        AT5333  07/26/95  6,900
Valhi, Inc.        AT5335  07/27/95  8,600
Valhi, Inc.        AT5349  08/01/95  8,500
Valhi, Inc.        AT5367  08/09/95  7,000
Valhi, Inc.        AT5368  08/09/95 36,600
Valhi, Inc.        AT5371  08/10/95 22,200
Valhi, Inc.        AT5378  08/11/95 25,200
Valhi, Inc.        AT5384  08/14/95  5,000
Valhi, Inc.        AT5385  08/15/95 12,800
Valhi, Inc.        AT5390  08/16/95  7,800
Valhi, Inc.        AT5395  08/18/95  2,300
Valhi, Inc.        AT5396  08/18/95  9,500
Valhi, Inc.        AT5403  08/21/95 36,500
Valhi, Inc.        AT5406  08/22/95 15,900
Valhi, Inc.        AT5409  08/23/95  4,100
Valhi, Inc.        AT5412  08/24/95  1,100
Valhi, Inc.        AT5417  08/25/95    800
Valhi, Inc.        AT5420  08/29/95    500
Valhi, Inc.        AT5421  08/29/95 21,300
Valhi, Inc.        AT5423  08/30/95  4,500
Valhi, Inc.        AT5430  08/31/95  2,700
Valhi, Inc.        AT5433  09/01/95  6,500
Valhi, Inc.        AT5437  09/05/95 18,100
Valhi, Inc.        AT5438  09/06/95    300
Valhi, Inc.        AT5442  09/07/95  5,300
Valhi, Inc.        AT5445  09/08/95  4,400
Valhi, Inc.        AT5446  09/08/95  5,000
Valhi, Inc.        AT5461  09/15/95    500
Valhi, Inc.        AT5462  09/18/95  5,000
Valhi, Inc.        AT5496  10/02/95  5,000
Valhi, Inc.        AT5500  10/03/95  1,600
Valhi, Inc.        AT5503  10/04/95  2,800
Valhi, Inc.        AT5506  10/05/95    100
Valhi, Inc.        AT5513  10/10/95  2,500
Valhi, Inc.        AT5515  10/09/95    500
Valhi, Inc.        AT5525  10/12/95  2,000
Valhi, Inc.        AT5534  10/24/95  2,700
Valhi, Inc.        AT5537  10/25/95  3,300
Valhi, Inc.        AT5538  10/25/95  4,000
Valhi, Inc.        AT5545  10/31/95 25,000
Valhi, Inc.        AT5549  11/01/95  2,200
Valhi, Inc.        AT5550  11/02/95  1,500
Valhi, Inc.        AT5554  11/03/95  1,300
Valhi, Inc.        AT5573  11/21/95  1,300
Valhi, Inc.        AT5576  11/22/95    600
Valhi, Inc.        AT5578  11/24/95    200
Valhi, Inc.        AT5583  11/28/95  7,900
Valhi, Inc.        AT5600  12/08/95 10,000
Valhi, Inc.        AT5601  12/11/95  1,000
Valhi, Inc.        AT5604  12/12/95    100
Valhi, Inc.        AT5605  12/12/95  1,200
Valhi, Inc.        AT5611  12/18/95    200
Valhi, Inc.        AT5612  12/19/95    300
Valhi, Inc.        AT5613  12/19/95  7,200
Valhi, Inc.        AT5628  12/29/95 10,600
Valhi, Inc.        AT5990  01/14/97  2,000
Valhi, Inc.        AT5993  01/15/97 32,400
Valhi, Inc.        AT5995  01/16/97 28,100
Valhi, Inc.        AT5998  01/17/97  8,300
Valhi, Inc.        AT5999  01/20/97 27,000
Valhi, Inc.        AT6002  01/22/97  4,500
Valhi, Inc.        AT6007  01/24/97 18,000
Valhi, Inc.        AT6009  01/27/97  9,900
Valhi, Inc.        AT6011  01/28/97  2,300
Valhi, Inc.        AT6012  01/29/97 10,100
Valhi, Inc.        AT6016  01/30/97 10,000
Valhi, Inc.        AT6017  01/30/97 12,000
Valhi, Inc.        AT6023  02/04/97 35,100
Valhi, Inc.        AT6025  02/05/97  6,500
Valhi, Inc.        AT6030  02/06/97 10,400
Valhi, Inc.        AT6033  02/07/97  2,500
Valhi, Inc.        AT6035  02/10/97 15,000
Valhi, Inc.        AT6041  02/19/97 22,000
Valhi, Inc.        AT6041  02/24/97 15,000
Valhi, Inc.        AT6044  02/20/97  1,700
Valhi, Inc.        AT6046  02/21/97 17,500
Valhi, Inc.        AT6049  02/25/97 24,800
Valhi, Inc.        AT6051  02/26/97 16,600
Valhi, Inc.        AT6053  02/27/97 10,900
Valhi, Inc.        AT6056  02/28/97 23,900
Valhi, Inc.        AT6059  03/03/97 20,200
Valhi, Inc.        AT6061  03/04/97 20,800
Valhi, Inc.        AT6063  03/05/97 15,500
Valhi, Inc.        AT6072  03/06/97  9,200
Valhi, Inc.        AT6075  03/07/97 15,100
Valhi, Inc.        AT6077  03/10/97 61,100
Valhi, Inc.        AT6080  03/11/97 21,700
Valhi, Inc.        AT6083  03/12/97 10,100
Valhi, Inc.        AT6086  03/14/97  4,500
Valhi, Inc.        AT6087  03/14/97 25,100
Valhi, Inc.        AT6088  03/17/97 21,300
Valhi, Inc.        AT6090  03/18/97 22,400
Valhi, Inc.        AT6092  03/19/97 22,500
Valhi, Inc.        AT6093  03/21/97  9,000
Valhi, Inc.        AT6096  03/25/97  5,000
Valhi, Inc.        AT6097  03/25/97 11,100
Valhi, Inc.        AT6100  03/26/97  2,600
Valhi, Inc.        AT6101  03/27/97 22,000
Valhi, Inc.        AT6102  03/28/97  2,000
Valhi, Inc.        AT6105  04/01/97 22,600
Valhi, Inc.        AT6113  04/02/97  1,500
Valhi, Inc.        AT6115  04/03/97  7,900
Valhi, Inc.        AT6117  04/04/97  3,400
Valhi, Inc.        AT6176  04/17/97 10,000
Valhi, Inc.        AT6177  04/17/97 279,000
Valhi, Inc.        AT6182  04/18/97 16,400
Valhi, Inc.        AT6184  04/21/97  8,100
Valhi, Inc.        AT6186  04/22/97 10,200
Valhi, Inc.        AT6187  04/23/97 10,000
Valhi, Inc.        AT6190  04/24/97  3,200
Valhi, Inc.        AT6196  04/25/97 15,000
Valhi, Inc.        AT6198  04/28/97    300
Valhi, Inc.        AT6200  04/29/97 20,500
Valhi, Inc.        AT6201  04/30/97 33,100
Valhi, Inc.        AT6203  05/01/97  1,600
Valhi, Inc.        AT6206  05/02/97 53,300
Valhi, Inc.        AT6207  05/05/97  3,600
Valhi, Inc.        AT6208  05/05/97  4,100
Valhi, Inc.        AT6209  05/05/97  4,300
Valhi, Inc.        AT6210  05/05/97 13,500
Valhi, Inc.        AT6211  05/05/97 17,800
Valhi, Inc.        AT6212  05/05/97 25,300
Valhi, Inc.        AT6213  05/06/97 45,700
Valhi, Inc.        AT6216  05/09/97 21,100
Valhi, Inc.        AT6217  05/09/97 13,000
Valhi, Inc.        AT6222  05/19/97  6,200
Valhi, Inc.        AT6223  05/20/97 24,800
Valhi, Inc.        AT6224  05/21/97  4,400
Valhi, Inc.        AT6225  05/23/97    500
Valhi, Inc.        AT6227  05/27/97    700
Valhi, Inc.        AT6228  05/27/97  1,800
Valhi, Inc.        AT6230  05/28/97    100
Valhi, Inc.        AT6233  05/29/97  6,800
Valhi, Inc.        AT6234  05/30/97 33,000
Valhi, Inc.        AT6237  06/02/97    400
Valhi, Inc.        AT6239  06/04/97    400
Valhi, Inc.        AT6241  06/06/97  2,000
Valhi, Inc.        AT6250  06/11/97    100
Valhi, Inc.        AT6251  06/12/97    900
Valhi, Inc.        AT6267  07/08/97    100
Valhi, Inc.        AT6278  07/18/97 11,000
Valhi, Inc.        AT6280  07/23/97 37,800
Valhi, Inc.        AT6305  08/18/97  1,200
Valhi, Inc.        AT6350  09/18/97 14,000
Valhi, Inc.        AT6351  09/19/97  4,400
Valhi, Inc.        AT6352  09/22/97  3,300
Valhi, Inc.        AT6353  09/23/97  2,200
Valhi, Inc.        AT6354  09/24/97    200
Valhi, Inc.        AT6358  09/29/97  2,900
Valhi, Inc.        AT6362  10/01/97    100
Valhi, Inc.        AT6363  10/02/97 13,000
Valhi, Inc.        AT6368  10/08/97  2,300
Valhi, Inc.        AT6384  10/27/97    600
Valhi, Inc.        AT687   10/03/91 200,000
Valhi, Inc.        AT986   01/07/92 500,000
Valhi, Inc.        AT987   01/07/92 500,000
Valhi, Inc.        AT988   01/07/92 200,000
Valhi, Inc.        DC5598  12/20/88 100,000
Valhi, Inc.        DC5599  12/20/88 500,000
Valhi, Inc.        DC8957  08/09/90 500,000
Valhi, Inc.        DC8958  08/09/90 100,000
Valhi, Inc.        DC8959  08/09/90 100,000
Valhi, Inc.        DC9350  10/11/90 50,000
Valhi, Inc.        DC9626  11/29/90 500,000
Valhi, Inc.        DC9627  11/29/90 500,000
Valhi, Inc.        DC9628  11/29/90 300,000
Valhi, Inc.        DC9853  01/23/91 100,000
Valhi, Inc.        DC9854  01/23/91 100,000
Valhi, Inc.        AT6391  11/04/97 11,300
Valhi, Inc.        AT6393  11/05/97 12,100
Valhi, Inc.        AT6394  11/06/97 10,000
Valhi, Inc.        AT6395  11/07/97 10,000
Valhi, Inc.        AT6397  11/12/09  4,000
Valhi, Inc.        AT6399  11/12/97  5,500
Valhi, Inc.        AT6400  11/13/97  4,500
Valhi, Inc.        AT6404  11/18/97  7,000
Valhi, Inc.        AT6406  11/19/97  2,500
Valhi, Inc.        AT6407  11/19/97 22,400
Valhi, Inc.        AT6409  11/20/97  6,000
Valhi, Inc.        AT6410  11/24/97  7,500
Valhi, Inc.        AT6411  11/25/97 10,500
Valhi, Inc.        AT6412  12/01/97  4,900
Valhi, Inc.        AT6413  12/02/97  5,000
Valhi, Inc.        AT6414  12/03/97 15,500
Valhi, Inc.        AT6416  12/04/97  1,600
Valhi, Inc.        AT6417  12/05/97  9,600
Valhi, Inc.        AT6418  12/05/97 30,000
Valhi, Inc.        AT6419  12/08/97  9,000
Valhi, Inc.        AT6421  12/10/97 28,800
Valhi, Inc.        AT6424  12/11/97  9,900
Valhi, Inc.        AT6425  12/12/97    200
Valhi, Inc.        AT6427  12/16/97    600   7,958,958       6.9%